CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated January 29, 2015 on the financial statements and financial highlights of North Star Opportunity Fund, North Star Micro Cap Fund and North Star Dividend Fund, each a series of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                                 /s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 20, 2015